Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Emeritus Corporation:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 1, 2013 on the effectiveness of internal controls over financial reporting contains an explanatory paragraph that states Emeritus Corporation acquired Nurse On Call, Inc. (“NOC”) on November 16, 2012, and management excluded from its assessment of the effectiveness of Emeritus Corporation’s internal control over financial reporting as of December 31, 2012, NOC’s internal control over financial reporting is associated with total assets of $150.2 million and total revenues of $19.5 million included in the consolidated financial statements of Emeritus Corporation and subsidiaries as of and for the year ended December 31, 2012. Our audit of internal control over financial reporting of Emeritus Corporation also excluded an evaluation of the internal control over financial reporting of NOC.

(signed) KPMG LLP

Seattle, Washington

March 11, 2013